Exhibit 4.16

Shareholders’ Voting Rights Entrustment Agreement

The Shareholders’ Voting Rights Entrustment Agreement (hereinafter referred to as “this Agreement”) was made and entered into on 24 August 2022 by and between:

Party A:

Beijing Yunxiang Zhisheng Technology Co., Ltd., a limited liability company registered in Beijing Haidian District Bureau of Market Supervision and Administration (solely invested by the legal person from Taiwan, Hong Kong and Macao) in the People’s Republic of China (“China”, for the purpose herein only, excluding Hong Kong Special Administration Region, Macao Special Administration Region and Taiwan Area), with the Unified Social Credit Code: 91110108MA002GUP74;

Party B:	Qiu Weiqin, ID card No.: ******************； Zou Tao, ID Card No.: ******************；
Party C:

Kingsoft Cloud (Beijing) Information Technology Co., Ltd., a limited liability company registered in Beijing Haidian District Bureau of Market Supervision and Administration in the People’s Republic of China, with the Unified Social Credit Code: 91110108MA01BE3R6L.

In this Agreement, Party A, Party B and Party C are each referred to as “one party” and collectively referred to as “the parties”.

Whereas:

1.

Party B holds 100% of the equity (“Party C’s Equity”) of Party C, among which Qiu Weiqin holds 80% of equity of Party C (equal to a registered capital of RMB 8 million) and Zou Tao holds 20% of equity of Party C (equal to a registered capital of RMB 2 million).

2.

Party B intends to entrust Party A or any person designated to exercise its voting right enjoyed as Party C’ shareholders, and Party A intends to accept or designate the related person to accept such entrustment.

Hereon, the parties reach an agreement on the following issues:

Article 1 Entrustment of Voting Right

1.1

Party B hereby irrevocably undertakes regarding the equity of Party C, that it will, at Party A’s request, execute a Voting Right Proxy Agreement in the content and form as set out in Annex I hereto upon the execution of this Agreement, entrusting Party A or any person designated then (including but not limited to a director or a successor to a director of Party A or a direct or indirect shareholder of Party A, or a liquidator in place of such director and his or her successor, but excluding a person who is not independent or who would bring benefit conflicts; for the avoidance of doubts, if a shareholder of Party C is a director of a direct or indirect shareholder of Party A, such trustee shall be determined by other independent or non-benefit-conflicted directors of a direct or indirect shareholder of Party A in the way favoring the direct or indirect shareholder of Party A) (hereinafter referred to as the “Trustee”) to exercise the powers of Party B as a shareholder of Party C to appoint a trustee of Party C to exercise all rights to which Party B is entitled as a shareholder of Party C according to law or the Articles of Association of Party C in force then, including but not limited to the following rights (collectively referred to as “the Entrusted Rights”):

(1)	Convene and attend the shareholders’ meeting of Party C as the agent of Party B in accordance with the Article of Association of Party C;
(2)

Exercise the voting right for the matters (e.g., nominate, designate and select the legal representative, director (or executive director), supervisor, general manager and other senior managers of Party C)) which need be discussed and decided in the shareholders’ meeting, record and execute the minutes and decisions of shareholders’ meeting or other legal documents on behalf of Party B, including but not limited to: Designate and elect Party C’s directors (or executive director), supervisor or other senior managers who shall be appointed and removed by shareholders; dispose the assets of Party C; modify the Articles of Association of Party C; make dissolution or liquidation for Party C; establish a liquidation group on behalf of Party B to exercise the rights to which the liquidation group is entitled during the liquidation (including but not limited to make resolution for the dissolution and liquidation to Party C, dispose Party C’s asset and others on behalf of Party C);

(3)

Sign document, minutes of meetings and documents filed with the market supervision and management departments handling with the registration of the company, retain the signed documents (including but not limited to minutes of meetings and resolutions), and execute and exercise the shareholder rights documents related to Party C’s equity and the documents filed with the registry of the related companies in the name of Party B on behalf of Party B;

(4)	Exercise the voting right on behalf of Party B in case that Party C goes bankrupt;
(5)	Exercise other shareholder rights enjoyed by Party B according to the laws of the PRC and the Articles of Association of Party C (including but not limited to any other shareholder rights or voting rights stipulated in the modified Articles of Association);

(6)

Sign the Equity Transfer Agreement and other related documents and handle with the procedures, such as examination and approval, registration and file by the government, on behalf of Party B when transferring Party C’s equity held by Party B according to the Exclusive Purchase Rights Contract signed by all parties; exercise or promote Party C to exercise the Equity Pledge Contract and Exclusive Consulting and Technical Service Agreement signed by all parties in time on behalf of Party B;

(7)	Instruct the directors or senior managers of Party C to act as required by Party A or any appointed person according to the laws and regulations or the Articles of Association of the company; and
(8)	File a lawsuit or take other legal actions against the directors or senior managers of Party C who conduct any behaviors harming the benefits of Party C or its shareholders.
1.2

The above entrustment and delegation can be effective only if Party A agrees to accept the above entrustment and delegation. If and only if Party A informs Party B of dismissing and replacing the Trustee in writing, Party B shall immediately designate other person appointed by Party A at the time to exercise the Entrusted Rights hereinabove, while the original entrustment shall be replaced immediately by the new entrustment; in addition, Party B shall not revoke the entrustment and delegation to the Trustee.

1.3

The Trustee shall perform its fiduciary duties hereunder in a prudent and diligent manner according to the law; and Party B shall acknowledge and undertake the corresponding responsibilities for any legal consequences due to the performance of the Entrusted Rights hereinabove by the Trustee.

1.4

Party B confirms that it is unnecessary for the Trustee to ask suggestions from Party B during the performance of the Entrusted Rights hereinabove, except as otherwise stipulated by the laws of the PRC. However, the Trustee shall notify Party B in a timely manner after the resolution or proposal to convene a shareholders’ meeting is made.

1.5

Party B confirms that any behaviors conducted by the Trustee on behalf of Party B shall be considered to be the acts of Party B and all documents signed by the Trustee shall be deemed to be signed by Party B, all of which is true intention of Party B. 1.6 In the term of this Agreement, Party B shall waive the Entrusted Rights and not perform such duties on its own.

1.6 During the term of this Agreement, Party B shall waive its entrustment rights and shall not exercise such rights on its own.

Article 2 Right to Know

2.1

For the purpose of performing the Entrusted Rights hereunder, the Trustee shall be entitled to know the related information of Party C, such as operation, business, clients, finance, employees and others, and look up relate documents of Party C, for which Party C shall fully cooperate with the Trustee.

Article 3 Performance of Entrusted Rights

3.1

Party B will try its best to help the Trustee to perform the Entrusted Rights, including signing the resolution of shareholders' meeting or other related legal documents prepared by the Trustee for Party C in time if necessary (for example, for satisfying the requirements of examination and approval, registration, filing by the governmental department).

3.2

If, at any time in the term of this Agreement, the Entrusted Rights hereunder (with the exception that Party B or Party C violated this Agreement) fail to be entrusted or performed due to any reason, the parties shall prepare a similar proposal to immediately replace the one which cannot be conducted, while signing a supplementary agreement to modify or adjust this Agreement (if necessary) for ensuring the performance of this Agreement.

3.3

Party B shall not revoke the entrustment and delegation to Party A or the Trustee, make promises to any third parties or sign any agreement with such third parties since such promises or agreements may beneficially conflict with the agreements signed between Party B and Party A, while Party B shall make sure that there is no potential benefit conflict between Party A and Party B and no behaviors shall be done to cause any benefit conflicts between Party B and Party A; in case of any such benefit conflicts (Party A shall be entitled to decide if there is such benefit conflict in its own discretion), Party B shall take any actions as instructed by Party A to eliminate the conflicts according to the laws and regulations of the PRC.

3.4

If Party A or its trustee decides to make dissolution or liquidation to Party C according to Article 1.1(2) herein, Party B shall make sure and promote Party C to cooperate with the liquidator for completing the procedures of liquidation and dissolution, while guaranteeing to transfer all residual assets of Party C to Party A after the liquidation and dissolution at no cost. Party B shall fully cooperate to handle with all procedures or sign all documents for dissolution, liquidation or transferring.

3.5

Party A is entitled to dismiss and replace the Trustee at any time by giving a prior notice to Party B. The Entrusted Rights performed by such trustee shall be deemed to be exercised by Party A, and have the same legal effect and force as if Party A exercises such rights hereunder in person.

Article 4 Exemption and Compensation

4.1

The parties acknowledge that Party A shall not be obliged to assume any liabilities or make financial or other compensation to any third party for the Entrusted Rights exercised by its designated person.

4.2

Party C and Party B agree to indemnify and hold Party A harmless from all losses resulted from the performance of the Entrusted Rights by the designated person, including but not limited to the lawsuits, recovery, arbitration, claims or any losses due to the administrative investigation and punishment from any third party. However, if such losses happen due to the intention or gross negligence of Party A, it shall not be compensated.

Article 5 Representations and Warranties

5.1	Party B hereby represents and warrants that:
(1)	It is a Chinese citizen with full capacity for civil conduct and fully independent legal status and legal capacity, being capable of acting independently as the subject of litigation of one party.
(2)

It has full power and authority to enter into and deliver this Agreement while enjoying such power and authority included in the document to be signed or related to the business in this Agreement; and it also has the full power and authority to complete the business hereunder.

(3)	This Agreement shall be legally and properly entered into and delivered by it; and this Agreement is legally binding on it and enforceable against it based on this Agreement.
(4)

It is the registered shareholder of Party C when this Agreement is entered into. Except the rights stipulated in this Agreement, Equity Pledge Contract and Exclusive Purchase Rights Contract, no any third party right is included in the Entrusted Rights. Based on this Agreement, the Trustee shall fully exercise the Entrusted Rights according to Party C’s Articles of Association in force then.

(5)

It shall be entitled to sign, deliver and execute this Agreement while completing the business hereunder in accordance with the laws of the PRC and any agreement, contract and other proposals which are signed with any third party and binding on it.

(6)	The matters entrusted hereunder would not cause any actual or potential benefit conflict between Party B and the Trustee.
5.2	Party A and Party C respectively represents and warrants as below:
(1)

It is a limited liability company properly registered and legally existed according to the laws of the PRC, with an independent legal personality; and it has a fully independent legal status and legal capacity to sign, deliver and perform this Agreement, while acting independently as the subject of litigation of one party.

(2)

It has full power and authority in the Company to enter into and deliver this Agreement while enjoying such power and authority included in the document to be signed or related to the business in this Agreement; and it also has the full power and authority to complete the business hereunder.

5.3

Party C further represents and warrants that, Party B is the solely legal shareholder registered by Party C when this Agreement is entered into. Based on this Agreement, the Trustee shall fully exercise the Entrusted Right according to Party C’s Articles of Association in force then.

Article 6 Term of this Agreement

6.1

This Agreement shall come into effect on the date of being duly signed by the parties, which shall remain in force unless terminated in advance by Party A in writing or according to Article 9.1 herein.

6.2

If Party B transfers all equities obtained from Party C with the prior consent of Party A, this Agreement shall terminate, while Party B shall guarantee that the third party accepting such shares signs the same agreement with this one, and its power as a shareholders shall be entrusted to Party A or any the person appointed by Party A.

6.3

The parties shall complete all procedures of approval and registration for extending the operation period within three (3) months before the expiration of operation, so as to ensure that this Agreement can remain in force continuously.

Article 7 Notification

7.1	All notifications and other communications hereunder shall be served by hand, prepaid registered mail, commercial courier, facsimile or e-mail to the contact address of such party. A confirmation letter shall be also served together with each notification. Such notifications shall be considered to be served effectively on the following date:

(1)	A notice shall be deemed to have been validly served on the day of delivery or rejection at the address designated, if it is sent by hand, courier or prepaid registered mail.
(2)	A notice shall be deemed to have been validly served on the day of successful delivery if it is sent by fax (confirm upon the transferred information automatically).
(3)

A notice shall be deemed to have been validly served on the day of successful delivery if it is sent by E-mail and no hint indicates that the E-mail is returned or not delivered in twenty-four (24) hours.

(4)	Either party shall have the right to inform other party of changing the E-mail address to receive such notifications as set forth herein.

Article 8 Confidentiality

8.1

The parties confirm that all documents exchanged hereunder shall be considered to be confidential, orally or in writing. Each party shall keep all such information confidential and shall not disclose any such information to any third party without the prior written consent of the other parties, except that: (1) the information is or will become known to the public (but not being disclosed to the public by one of the recipients of the information); (2) the information shall be disclosed according to applicable law or the rules or regulations of any stock exchange; or (3) the information is disclosed by either party to its legal counsel or financial advisor in terms of the transactions contemplated hereunder, and such legal counsel or financial advisor is subject to obligations of confidentiality similar to those set forth herein. If any employee or organization employed by either party discloses such confidential information, it shall be deemed that such party disclose such confidential information and take corresponding legal responsibilities due to the violation of this Agreement. This Article shall remain in force even if this Agreement terminates for any reason.

Article 9 Liability for Violation of This Agreement

9.1

The parties agree and acknowledge that, if Party B and/or Party C (“Defaulting party”) materially violate any of this Agreement or fail to perform any obligation hereunder, it shall constitute an event of default hereunder (“Default”). In this case, Party A shall be entitled to require the Defaulting party to make correction or take remedy measures in a proper period. If the Defaulting Party fails to make correction or take remedy measures in a proper period or within fifteen (15) days after Party A informs the Defaulting Party of such default and requires to take actions, Party A shall, at its own discretion: (1) Terminate this Agreement and require the Defaulting party to make compensation for all losses therefrom; or (2) enforce the Defaulting party to perform the obligations hereunder and claim all damages from the Defaulting party.

9.2	The parties agree and confirm that Party B or Party C shall not terminate this Agreement for any reason under any circumstances, unless otherwise provided by laws or this Agreement.
9.3	Notwithstanding other regulations in this Agreement, this Article shall remain in force, but shall not be affected by the suspension or termination of this Agreement.

Article 10 Miscellaneous

10.1	The conclusion, validity, interpretation, performance, modification and termination of this Agreement of this Agreement shall be governed by the laws of the PRC.
10.2	Dispute Resolution
(1)

Any dispute due to the interpretation and performance of this Agreement shall be settled by all parties hereto through amicable negotiation in the first time. If the dispute fails to be settled within thirty (30) days after either party has given written notice to the other party requesting to settle through amicable negotiation, either party may file the dispute to China International Economic and Trade Arbitration Commission for arbitration based on the rule of arbitration in force then. The seat of arbitration shall be in Beijing. The arbitration award shall be final and binding on both parties. The party filing the arbitration and the responding party shall appoint one arbitrator respectively, while the third arbitrator shall be appointed by the China International Economic and Trade Arbitration Commission. During the dispute resolution, each party hereto shall continue to perform their own rights and obligations hereunder except the matter in dispute.

(2)

Hereon, the parties acknowledge and guarantee that, subject to the laws of the PRC, the arbitrators shall be entitled to make decisions properly and provide legal relief for Party A based on the actual situations, including but not limited to imposing restrictions on the business operation of Party C, limiting and handling with the equity or assets of Party C (including land assets) (including but not limited to taking it as a compensation), prohibiting transferring or disposal or taking related relief measures, and making liquidation to Party C and so on. Such judgment shall be executed by all parties.

(3)

Subject to the laws of the PRC, as the measures of property preservation or execution, a court having jurisdiction shall, at the request of all parties hereto, issue and/or execute the arbitration award and temporary injunctive relief or other temporary remedies or measures before the establishment of the arbitration tribunal or under other circumstances permitted by laws for supporting the arbitration, including but not limited to detaining or freezing the judgment or ruling on the equity of Party C or the property of the Defaulting party. Such rights enjoyed by a one party to the dispute and the judgment or ruling made by the court in this regard shall not affect the validity of the arbitration rules agreed upon by the parties.

(4)	Upon the validation of the arbitration award, either party shall be entitled to apply to the court having jurisdiction for enforcing such award.
(5)

The parties agree that: The courts in China, Hong Kong SAR, Cayman Islands or others having jurisdiction (including the court in the place of incorporation of the proposed/existing listed company affiliated to Party A, the court in the place of incorporation of Party C, or the court in the place where Party C or Party A’s principal assets are located shall be deemed to have jurisdiction) shall have jurisdiction for the purpose herein.

10.3

Any rights, powers and remedies granted to the parties under any Article herein shall not affect other rights, powers or remedies which such party enjoys according to the laws and any other Articles herein, while the execution of such rights, powers and remedies by one party shall not impact the execution of other rights, powers and remedies by such party.

10.4

The failure or delay by a party to exercise any rights, powers and remedies it may have hereunder or laws (“Rights of the party”) shall not be deemed as a waiver of such rights, and no waiver of any individual or partial rights of the party shall affect the exercise of such party's rights in other way and the exercise of other Rights of other parties.

10.5	The headings of each article herein are only for the purpose of reference. In no case, such headings shall be applied for or affect the interpretation of the articles herein.
10.6

Each provision of this Agreement is severable and distinct from the others. If one or more articles herein are or become illegal, invalid or unenforceable at any time, it shall not affect the legality, validity or enforceability of any other provisions of the contract, which shall continue in full force and effect.

10.7	Except for the amendments, supplements or modifications to this Agreement in writing after the execution of this Agreement, this Agreement shall constitute the entire and solely agreement among the parties on the subject matter hereof and, upon execution, replaces any other legal documents or any other agreements, contracts, understandings and communications previously reached on the same subject matter by the parties, orally or in writing.

10.8

Without the prior consent of Party A in writing, Party B and Party C shall not transfer any duties and/or obligations hereunder to any third party. Without the consent of Party B and Party C in advance, Party A has the right to transfer its duties and/or obligations hereunder to any third party by giving a notice to Party B and Party C. This Agreement shall be effective and binding on every successor and transferee of Party A. If Party A transfers its right and obligation hereunder to any third party at any time, the transferee shall enjoy and bear all rights and obligations of Party A hereunder, and a new Shareholders’ Voting Rights Entrustment Agreement in the same content with this Agreement shall be entered into between Party B and Party C and such transferee at the request of Party A.

10.9

Subject to the provision of Article 10.8, this Agreement shall be binding on the legal transferees (for the avoidance of doubts, the legal transferee of Party B shall contain the person accepting the shareholder rights of Party B and becoming the legally registered shareholder of Party C, but excluding the person who becomes the shareholder of Party C due to the exercising of rights under the exclusive equity purchasing agreement by Party A or any third party appointed by it) or successors of the parties. Party B guarantees to Party A that it has made all proper arrangements and signed all necessary documents to ensure that, in the case of its death, incapacity, bankruptcy, divorce or other circumstances that may affect the exercise of its equity, its successors, guardians, creditors, spouse and other persons who may acquire equity or related rights of Party C as a result cannot affect or interfere the performance of this Agreement.

10.10

If the Stock Exchange of Hong Kong Limited (“SEHK”) or other regulatory authorities proposes to modify this Agreement, or if any changes happen to the listing rules or related requirements of the SEHK related to this Contract, the parties shall revise this Agreement accordingly.

10.11

This Agreement shall be signed in Chinese and in multiple copies, each of which has the same legal effect with the original one. In terms of the validity of this agreement, the copies or scanned copies of the signature pages sent by each party via fax or E-mail shall be deemed as the original, and have the same legal effect with the original one.

——Signature Page——

Annex 1

Shareholders’ Voting Rights Entrustment Agreement

The Shareholders’ Voting Rights Entrustment Agreement (hereinafter referred to as “the Entrustment Agreement”) is signed by [ ] on [DD MM YYYY], and issued to [  ] (hereinafter referred to as “the Trustee”).

I, [ ], hereby grant a general power of attorney to the Trustee. The Trustee is authorized as my agent to exercise my rights in my name as a shareholder of Kingsoft Cloud (Beijing) Information Technology Co., Ltd. (the “Company”) as follows:

(1)	As my agent, the Trustee shall convene and attend the shareholders' meeting of the Company according to the Articles of Association of the Company;
(2)

Exercise the voting right in terms of the matters which need be discussed or decided by shareholders’ meeting (including but not limited to nomination, designation and election of the legal representative, director (or executive director), supervisor, general manager or other senior managers for the Company), and sign and prepare the minutes and resolution of the shareholders' meeting or other legal documents, including but not limited to: Designate and elect the directors (or executive director), supervisor or other senior managers who shall be appointed and removed by shareholders for the Company; dispose the assets of the Company; modify the Articles of Association of the Company; make dissolution or liquidation for the Company; establish a liquidation group on behalf of him/herself to exercise the rights to which the liquidation group is entitled during the liquidation (including but not limited to make resolution for the dissolution and liquidation to the Company, the disposal of the Company’s asset and others on behalf of him/herself);

(3)

Sign document, minutes of meetings and documents filed with the market supervision and management departments handling with the registration of the company, retain the signed documents (including but not limited to minutes of meetings and resolutions), and execute and exercise the shareholder rights documents related to the Company’s equity and the documents filed with the registry of the related companies in his/her name on behalf of him/herself;

(4)	Exercise the voting right in case that the Company goes bankrupt;
(5)

Exercise other shareholder rights enjoyed by him/herself according to the laws of the PRC and the Articles of Association of the Company (including but not limited to any other shareholders’ rights or voting rights stipulated in the modified Articles of Association);

Annex 1: Shareholders’ Voting Rights Entrustment Agreement

(6)

Sign the Equity Transfer Agreement and other related documents and handle with the procedures, such as examination and approval, registration and file by the government, on behalf of him/herself when transferring the Company’s equity held by him/herself according to the Exclusive Purchase Rights Contract signed by all parties; exercise or promote the Company to exercise the Equity Pledge Contract and Exclusive Consulting and Technical Service Agreement signed by all related parties in time on behalf of him/herself;

(7)	Instruct the directors or senior managers of the Company to act as required by the Trustee according to the laws and regulations or the Articles of Association of the Company; and
(8)	File a shareholder’ lawsuit or take other legal actions against the directors or senior managers who conduct any behaviors harming the benefits of the Company or him/herself.

I hereby irrevocably confirm that this power of attorney shall be valid until the Shareholders’ Voting Rights Entrustment Agreement signed by Beijing Yunxiang Zhisheng Technology Co., Ltd., the Company and each of the Company’s shareholders on [DD MM YYYY] is expired or terminated in advance, unless that Beijing Yunxiang Zhisheng Technology Co. Limited issues an instruction to me requesting a change of Trustee.

Sincerely
	Name:	[ ]

Signature:

	Date:	DD/MM/YYYY

Annex 1: Shareholders’ Voting Rights Entrustment Agreement

[There is no text on this page which is the signature page of Shareholders’ Voting Rights Entrustment Agreement

Party B: Zou Tao

Signature: /s/ Zou Tao

Signature page of Shareholders’ Voting Rights Entrustment Agreement - Kingsoft Cloud
Beijing VIE Agreement

[There is no text on this page which is the signature page of Shareholders’ Voting Rights Entrustment Agreement

Party B: Qiu Weiqin

Signature:/s/ Qiu Weiqin

Signature page of Shareholders’ Voting Rights Entrustment Agreement - Kingsoft Cloud
Beijing VIE Agreement

[There is no text on this page which is the signature page of Shareholders’ Voting Rights Entrustment Agreement

Party A: Beijing Yunxiang Zhisheng Technology Co., Ltd.

Company seal: /s/ Beijing Yunxiang Zhisheng Technology Co., Ltd.

Signature:/s/ Wang Yulin

Name: Wang Yulin

Title: Legal Representative

Signature page of Shareholders’ Voting Rights Entrustment Agreement - Kingsoft Cloud
Beijing VIE Agreement

[There is no text on this page which is the signature page of Shareholders’ Voting Rights Entrustment Agreement

Party C: Kingsoft Cloud (Beijing) Information Technology Co., Ltd.,

Company seal: Kingsoft Cloud (Beijing) Information Technology Co., Ltd.,

Signature: /s/ Wang Yulin

Name: Wang Yulin

Title: Legal Representative

Signature page of Shareholders’ Voting Rights Entrustment Agreement - Kingsoft Cloud
Beijing VIE Agreement